Exhibit 10.54

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

MASTER REPURCHASE AGREEMENT

Between

GUILD MORTGAGE COMPANY, A CALIFORNIA CORPORATION

and

GUILD MORTGAGE COMPANY, LLC, A DELAWARE LIMITED LIABILITY COMPANY

as Sellers

and

WESTERN ALLIANCE BANK, AN ARIZONA CORPORATION

as Buyer

-----------------------------------------

dated as of

April 29, 2020

-----------------------------------------

(LGL 517 – 11.26.19)

MASTER REPURCHASE AGREEMENT

This MASTER REPURCHASE AGREEMENT (together with all exhibits and schedules attached hereto, this “Agreement”) is made as of this 29th day of April, 2020, between Guild Mortgage Company, a California corporation and Guild Mortgage Company, LLC, a Delaware limited liability company (each a “Seller,” and jointly and severally, “Sellers”) and Western Alliance Bank, an Arizona corporation (“Buyer”).

ARTICLE I.

APPLICABILITY

From time to time, Buyer agrees to purchase certain Mortgage Loans from Sellers, on a servicing released basis, and Sellers agree to re-purchase such Purchased Loans, on a servicing released basis, in accordance with the terms of this Agreement (each a “Transaction”) and each such Transaction shall be governed by this Agreement. This Agreement is not a commitment by Buyer to enter into any Transaction with Sellers but rather sets forth the procedures to be used in connection with periodic requests by Sellers, for Buyer to enter into a Transaction with Sellers. Sellers hereby acknowledge that Buyer is under no obligation to enter into any Transaction pursuant to this Agreement.

ARTICLE II.

CERTAIN DEFINITIONS

Section 2.01 DEFINITIONS. As used in this Agreement, the following terms shall, unless the context otherwise requires, have the following meanings (such meanings to be equally applicable to the singular and plural forms of such terms and to the masculine, feminine and neuter genders of such terms):

“Actual Utilization Amount” shall have the meaning set forth in Section 3.07.

“Affiliate” of any Person means any other Person, directly or indirectly controlling, or controlled by, or under common control with such Person. For the purposes of this definition, “control” means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting equity, by contract or otherwise.

“Agreement” is defined in the preamble.

“Approved Takeout Investor” means GNMA, Fannie Mae, Freddie Mac and any other investor listed on Schedule 2 [Omitted pursuant to Item 601(a)(5) of Regulation S-K] as the same may be amended from time to time at the sole discretion of Buyer.

“Bailee Letter” shall have the meaning set forth in Section 4.04.

“Business Day” means any day except Saturday, Sunday or other day on which banks located in the city of Phoenix, Arizona are authorized or obligated by law or executive order to be closed and any day on which Buyer is authorized or obligated by law or executive order to be closed.

“Buyer” is defined in the preamble set forth above.

“Buyer’s Repurchase Request” means a request executed by Buyer and delivered to Sellers in substantially the form of Exhibit C [Omitted pursuant to Item 601(a)(5) of Regulation S-K].

“Cash” shall have the meaning set forth on Schedule 4 [Omitted pursuant to Item 601(a)(5) of Regulation S-K].

“Cash Equivalents” shall have the meaning set forth on Schedule 4.

“Change of Control” means:

(a)      any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934), directly or indirectly, of 50% or more of the equity interests of any Seller Party (or its direct or indirect parent company) entitled to vote for members of the board of directors or equivalent governing body of the Seller Party (or its direct or indirect parent company) on a fully diluted basis; or

(b)      a Seller’s immediate parent company shall cease to own and control, of record and beneficially, directly 100% of each class of capital stock of such Seller free and clear of all Liens.

“Compliance Certificate” shall mean a compliance certificate delivered by Guild Mortgage Company, LLC to Buyer, in form and substance satisfactory to Buyer, in its sole and absolute discretion.

“Consolidated” means the consolidation of any Person, with its properly consolidated subsidiaries, in accordance with GAAP.

“Conventional Mortgage Loan” shall have the meaning set forth on Schedule 3 [Omitted pursuant to Item 601(a)(5) of Regulation S-K].

“Custodial Agreement” shall mean the Tri-Party Custody Agreement, dated as of April 29, 2020, by and among the Custodian, Sellers and Buyer.

“Custodial Delivery” shall mean the form executed by Sellers in order to deliver the Purchased Loan Schedule and the Purchased Loan Files to Buyer or its designee (including the Custodian) pursuant to Section 3.02 hereof, a form of which is attached hereto as Schedule 5 [Omitted pursuant to Item 601(a)(5) of Regulation S-K].

“Custodian” shall mean The Bank of New York Mellon Trust Company, N.A., or any successor Custodian appointed by Buyer with the prior written consent of Sellers (which consent shall not be unreasonably withheld or delayed).

“Default” shall mean an Event of Default or an event that with the giving of notice or lapse of time or both would become an Event of Default.

“Eligible Mortgage Loan” means a Conventional Mortgage Loan, or other Mortgage Loan acceptable to Buyer in its sole and absolute discretion that satisfies the applicable criteria set forth on Schedule 3 and that, at all times during the term of this Agreement: (a) is evidenced by loan documents that are the standard forms approved by VA, FHA, Fannie Mae, or Freddie Mac or forms previously approved, in writing, by Buyer in its sole discretion; (b) is made to a natural person or persons, or individual’s personal revocable trust; (c) is evidenced by a Mortgage Note made payable to the order of Sellers; (d) is not in default in the payment of principal and interest or in the performance of any obligation under the Mortgage Note or the Mortgage evidencing or securing such Mortgage Loan; (e) except as expressly permitted on Schedule 3 has closed less than [***] prior to the Purchase Date of such Mortgage Loan (or less than [***] prior to the Purchase Date in the case of a TPO Mortgage Loan so long as [1] such TPO Mortgage Loan is not in forbearance or subject to early payment default, and [2] verification of the Mortgagor’s employment has been completed within [***] prior to the Purchase Date); (f) the Repurchase Date applicable to such Mortgage Loan has not occurred; (g) is not subject to a voluntary or involuntary bankruptcy or an act of fraud by the Mortgagor or any other related Person; (h) is or before its Repurchase Date will be fully covered by a Takeout Commitment; and (i) satisfies each of the applicable representations and warranties set forth in Section 6.02 hereof.

“Event of Default” shall have the meaning specified in Article IX hereof, provided that any requirement in connection with such event for the giving of notice or the lapse of time, or the happening of any further condition, event or act necessary for such event to constitute an Event of Default, has been satisfied.

“Event of Insolvency” means: (i) the filing of a petition, commencing, or authorizing the commencement of any case or proceeding under any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar law relating to the protection from creditors, or suffering any such petition or proceeding to be commenced by another with respect to any Seller Party or an Affiliate of any Seller Party; (ii) seeking or consenting to the appointment of a receiver, trustee, custodian or similar official for any Seller Party or an Affiliate of any Seller Party or any substantial part of the property of either; (iii) the appointment of a receiver, conservator, or manager for any Seller Party or an Affiliate of any Seller Party by any governmental agency or authority having the jurisdiction to do so; (iv) the making or offering by any Seller Party or an Affiliate of any Seller Party of a concession with its creditors or a general assignment for the benefit of creditors; (v) the admission by any Seller Party or an Affiliate of any Seller Party of any Seller Party’s or such Affiliate’s inability to pay its debts or discharge its obligations as they become due or mature; or (vi) any governmental authority or agency or any other Person acting or purporting to act under governmental authority shall have taken any action to condemn, seize or appropriate, or to assume custody or control of, all or any substantial part of the property of any Seller Party or of any of its Affiliates, or shall have taken any action to displace the management of any Seller Party or of any of its Affiliates or to curtail its authority to conduct of the business.

“FHA” means the Federal Housing Administration or any successor thereto.

“Fidelity Insurance” shall mean insurance coverage with respect to employee errors, omissions, dishonesty, forgery, theft, disappearance and destruction, robbery and safe burglary, property (other than money and securities) and computer fraud.

“Fiscal Quarter” shall mean each period of three calendar months ending March 31, June 30, September 30 and December 31 of each year.

“Fiscal Year” shall mean each period of twelve (12) calendar months ending December 31 of each year.

“Fannie Mae” means the Federal National Mortgage Association or any successor thereto.

“Freddie Mac” means the Federal Home Loan Mortgage Corporation or any successor thereto.

“GAAP” means generally accepted accounting principles in the United States of America, consistently applied.

“GNMA” means the Government National Mortgage Association or any successor thereto.

“Income” shall mean, with respect to any Purchased Loan at any time, any principal, interest, dividends or other distributions payable thereon.

“Index Rate” shall have the meaning set forth on Schedule 4.

“Investor Requirements” means, with respect to any Mortgage Loan, the documentation and other requirements (including, without limitation, all those set forth in the applicable Sale Agreement and Takeout Commitment) for the purchase by the Approved Takeout Investor of such Mortgage Loan.

“Leverage Ratio” shall have the meaning set forth on Schedule 4.

“Liabilities” shall have the meaning set forth on Schedule 4.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (whether statutory or otherwise), or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the UCC or comparable law of any jurisdiction in respect of any of the foregoing).

“Liquid Assets” shall have the meaning set forth on Schedule 4.

“Market Value” at any time shall be determined by Buyer, in its sole and absolute discretion, based upon information then available to Buyer regarding quotes to dealers for the purchase of mortgage notes similar to the Mortgage Notes that have been delivered to Buyer pursuant to this Agreement.

“Material Adverse Effect” means, in each case as determined by Buyer in its reasonable discretion, a material adverse effect on: (a) the property, business, operations, financial condition or prospects of any Seller Party or any Affiliate, (b) the ability of any Seller Party or any Affiliate to perform its obligations under any of the Repurchase Documents to which it is a party, (c) the validity or enforceability of any of the Repurchase Documents, (d) the rights and remedies of Buyer under any of the Repurchase Documents, (e) the timely payment of any amounts payable under the Repurchase Documents, or (f) the Market Value of the Purchased Loans taken as a whole.

“Maturity Date” shall have the meaning set forth on Schedule 4.

“Maximum Dwell Date” shall have the meaning set forth in Section 3.06(a).

“Maximum Rate” means the maximum rate of non-usurious interest permitted by applicable law.

“MERS” means Mortgage Electronic Registration, Inc., a Delaware corporation, or any successor thereto.

“MERS Agreement” means that certain Electronic Tracking Agreement among Sellers, Buyer, MERS and MERSCORP, Inc.

“MERS(R) System” means the system of recording transfers of mortgages electronically maintained by MERS.

“MIN” means, with respect to each Mortgage Loan, the Mortgage Identification Number for such Mortgage Loan registered with MERS on the MERS(R) System.

“Minimum Rate” shall have the meaning set forth on Schedule 3.

“Minimum Utilization Amount” shall have the meaning set forth on Schedule 4.

“MOM Loan” means, with respect to any Mortgage Loan, MERS acting as the mortgagee of such Mortgage Loan, solely as nominee for Sellers, as the case may be, of such Mortgage Loan.

“Monthly Payment” means a scheduled monthly payment of principal and interest on a Mortgage Loan.

“Mortgage” means the trust deed, mortgage, deed of trust, or other instrument creating a first–priority lien (or a second priority lien in the case of a Piggy Back Second Mortgage) (or a first or second priority lien in the case of a Bridge Loan) on real property securing a Mortgage Note.

“Mortgage Assets” shall have the meaning set forth in Section 3.04.

“Mortgage Documents” means, with respect to each Mortgage Loan, the documents and other items described on Schedule 1 [Omitted pursuant to Item 601(a)(5) of Regulation S-K] hereto relating to such Mortgage Loan.

“Mortgage Loan” means a mortgage loan made to an individual person(s) or a person(s) individual revocable trust that is not a non-residential commercial loan, is evidenced by a valid Mortgage Note, and is secured by a Mortgage that grants a perfected first-priority lien (or a second priority lien in the case of a Piggy-Back Second Mortgage) (or a first or second priority lien in the case of a Bridge Loan) on a Single Family Dwelling. Any reference herein to a Mortgage Loan shall mean and include the Mortgage Assets relating thereto.

“Mortgage Note” means a promissory note evidencing the indebtedness of a Mortgagor under a Mortgage Loan.

“Mortgaged Property” means, with respect to any Mortgage Loan, the property covered by the Mortgage securing such Mortgage Loan.

“Mortgagor” means the current and unreleased obligor(s) on a Mortgage Note.

“Net Worth” shall have the meaning set forth on Schedule 4.

“Non-Utilization Fee” shall have the meaning set forth on Schedule 4.

“Obligations” means (a) any amounts due and payable by Sellers to Buyer in connection with a Transaction hereunder, together with the Price Differential thereon (and including interest which would be payable as post-petition interest in connection with any bankruptcy or similar proceeding) and all other fees or expenses which are payable hereunder or under any of the Repurchase Documents; and (b) all other obligations or amounts due and payable by Sellers to Buyer under the Repurchase Documents.

“Operating Account” means the non-interest bearing demand checking account (whether one or more) established by Sellers with Buyer which shall be used for Sellers’ operations.

“Par Value” shall mean, with respect to any Mortgage Loan at the time of any determination, the unpaid principal balance of such Mortgage Loan on such date.

“Person” means any individual, corporation, limited liability company, business trust, association, company, partnership, joint venture, governmental authority or other entity.

“Post-Default Rate” shall mean, at the time in question, with respect to all Obligations, the sum of (i) [***] per annum, plus (ii) the per annum Pricing Rate otherwise payable in respect of the Obligations, provided that in no event shall the Post-Default Rate ever exceed the Maximum Rate.

“Power of Attorney” means a Power of Attorney dated the date hereof executed by Sellers for the benefit of Buyer in substantially the form of Exhibit D [Omitted pursuant to Item 601(a)(5) of Regulation S-K] attached hereto.

“Pre-Tax Net Profit” shall have the meaning set forth on Schedule 4.

“Price Differential” means, with respect to any Purchased Loan as of any date, the aggregate amount obtained by daily application of the Pricing Rate (or, during the continuation of an Event of Default, by daily application of the Post Default Rate) for such Transaction to the

Purchase Price for such Transaction on a 360 day per year basis for the actual number of days during the period commencing on (and including) the Purchase Date for such Transaction and ending on (but excluding) the Repurchase Date (reduced by any amount of such Price Differential previously paid by Sellers to Buyer with respect to such Transaction).

“Pricing Rate” means, with respect to any Purchased Loan, the rate per annum applicable to such Purchased Loan as set forth on Schedule 3, provided that in no event will the Pricing Rate be less than the Minimum Rate.

“Purchase Acceptance Deadline” means 2:00 p.m. (Pacific Time) on the requested Purchase Date.

“Purchase Date” means any day on which a Mortgage Loan is sold by Sellers to Buyer.

“Purchase Fee” means a non-refundable fee, fully-earned at the time a Mortgage Loan is purchased in the amount set forth on Schedule 3.

“Purchase Price” means with respect to each Mortgage Loan purchased by Buyer on a Purchase Date, an amount equal to the applicable Purchase Price Percentage times the lesser of (i) the Takeout Commitment Price under the applicable Takeout Commitment, or (ii) the Par Value of the Mortgage Loan.

“Purchase Price Haircut” means, with respect to each Mortgage Loan purchased by Buyer on a Purchase Date, the difference between the amount necessary to be paid thereunder to fully fund the Mortgage Loan at its original closing and the Purchase Price.

“Purchase Price Percentage” means, with respect to any Eligible Mortgage Loan purchased by the Buyer on a Purchase Date, the purchase price percentage applicable to such Eligible Mortgage Loan as set forth on Schedule 3

“Purchase Request” means a request by Sellers for the purchase of Mortgage Loans by Buyer made in the form of Exhibit A [Omitted pursuant to Item 601(a)(5) of Regulation S-K].

“Purchase Request Deadline” means 1:00 p.m. (Pacific Time) on the requested Purchase Date.

“Purchased Loan” means a Mortgage Loan (including the Mortgage Assets relating thereto) purchased by Buyer hereunder.

“Purchased Loan File” shall mean the documents specified in Section 3.02 and Schedule 2, together with any additional documents and information required to be delivered to Buyer or its designee (including the Custodian) pursuant to this Agreement.

“Purchased Loan Schedule” shall mean a schedule of Purchased Loans attached to each Trust Receipt and Custodial Delivery.

“Remaining Proceeds” shall have the meaning set forth in Section 4.04.

“Repurchase Date” means the date on which Sellers are to repurchase the Purchased Loans subject to a Transaction from Buyer, which date shall be the earliest of: (i) the applicable date requested pursuant to Sections 4.01 or 4.02 hereof; (ii) any date determined by application of the provisions of Section 3.06(a), or (iii) the Termination Date, including any date determined by application of the provisions of Section 10.01.

“Repurchase Documents” means this Agreement, the Custodial Agreement, the MERS Agreement, the Power of Attorney, and any and all other agreements, documents, and instruments executed and delivered in connection with any Transactions thereunder, and any amendments thereto, or restatements thereof, together with any and all renewals, extensions, restatements of, and amendments and modifications to, any such agreements, documents and instruments.

“Repurchase Price” means for any Purchased Loan repurchased by Sellers hereunder or sold to an Approved Takeout Investor pursuant to Section 4.04 hereof, an amount equal to the sum of the following calculated as of the Settlement Date: (i) the Purchase Price paid by Buyer for such Purchased Loan; plus (ii) the Transaction Fees; plus (iii) accrued and unpaid Price Differential on such Purchased Loan at the Pricing Rate from the Purchase Date through the day immediately preceding the Settlement Date, both inclusive; plus (iv) all other fees Sellers have agreed to pay Buyer under this Agreement or otherwise with respect to such Purchased Loan; plus (v) any other amount owed to Buyer hereunder with respect to the Purchased Loan which is due but unpaid; less (vi) all Income on such Purchased Loan received by Buyer during such period; and less (vii) all Price Differential previously paid to Buyer in accordance with Section 3.06(b) hereof.

“Sale Agreement” means the agreement providing for the purchase by an Approved Takeout Investor of Mortgage Loans from Sellers.

“Seller” and “Sellers” are defined in the preamble as set forth above.

“Seller Party” means each Seller, including Affiliates.

“Sellers’ Repurchase Request” means a request executed by Sellers and delivered to Buyer in substantially the form of Exhibit B [Omitted pursuant to Item 601(a)(5) of Regulation S-K].

“Sellers’ Concentration Limit” shall have the meaning set forth on Schedule 4.

“Servicer Files” means, with respect to any Mortgage Loan, all Mortgage Loan papers and documents required to be maintained pursuant to the Sale Agreement and all other papers and records of whatever kind or description, whether developed or originated by Sellers, or others, required to document or service the Mortgage Loan including any other documentation included in the loan documentation package, excluding the Mortgage Documents.

“Settlement Account” means the non-interest bearing demand deposit account established by Sellers with Buyer to be used for (i) the deposit of proceeds from the repurchase of a Purchased Loan, (ii) the deposit of all Income upon and during the continuance of an Event of Default, and (iii) the payment of the Obligations. The Settlement Account shall be pledged to Buyer, and Sellers shall not be entitled to withdraw funds from the Settlement Account.

“Settlement Date” means, with respect to any Purchased Loan, the date of payment of the Takeout Proceeds by an Approved Takeout Investor to Buyer on behalf of Sellers or the date of payment of the Repurchase Price by Sellers to Buyer in connection with Sellers’ repurchase of such Purchased Loan.

“Single Family Dwelling” means residential real property consisting of land and a completed (except in the case of a Construction Loan) one-to-four unit single family dwelling or condominium unit (but not a co-op, or a multi-family dwelling for more than four families) thereon which is fully completed and legally ready for occupancy (except in the case of a Construction Loan).

“State of Organization” shall have the meaning set forth on Schedule 4.

“Sublimit” means the maximum aggregate amount of all Purchase Prices that is permitted to be outstanding at any one time for Purchased Loans in a specific type of Eligible Mortgage Loan, as set forth in Schedule 3 to this Agreement (expressed as a dollar amount or a percentage of Sellers’ Concentration Limit).

“Subordinated Debt” shall have the meaning set forth on Schedule 4.

“Successor Servicer” means an entity designated by Buyer, with notice provided in conformity with Section 8.05, to replace Sellers, as servicer of the Mortgage Loans.

“Takeout Commitment” means a written commitment of an Approved Takeout Investor to purchase any Mortgage Loan or a pool of Mortgage Loans under which such Mortgage Loan(s) will be delivered to such Approved Takeout Investor on terms satisfactory to Buyer, in its reasonable discretion.

“Takeout Commitment Price” means, with respect to any Mortgage Loan, the purchase price the applicable Approved Takeout Investor has agreed to pay for such Mortgage Loan under the related Takeout Commitment.

“Takeout Proceeds” means, with respect to any Purchased Loan, the proceeds received from the sale of the Purchased Loan under the Takeout Commitment.

“Termination Date” means the date on which this Agreement shall be terminated in accordance with the provisions of Section 11.13 hereof.

“Third Party Underwriter” means any third party, including but not limited to a mortgage loan pool insurer, who underwrites a Mortgage Loan prior to the purchase thereof by Buyer.

“Third Party Underwriter’s Certificate” means a certificate issued by a Third Party Underwriter with respect to a Mortgage Loan, certifying that such Mortgage Loan complies with its underwriting requirements.

“Transaction” has the meaning set forth in Article I.

“Transaction Fees” means the amounts specified on Schedule 3, which are due and payable by Sellers to Buyer.

“Transfer Taxes” means any tax, fee or governmental charge payable by Sellers or Buyer to any federal, state or local government attributable to the assignment of a Mortgage Loan.

“Trust Receipt” shall mean a trust receipt issued by Custodian to Buyer confirming the Custodian’s possession of certain Purchased Loan Files which are the property of and held by Custodian for the benefit of the Buyer (or any other holder of such trust receipt) or a bailment arrangement with counsel or other third party acceptable to Buyer in its sole discretion.

“UCC” means the Uniform Commercial Code as in effect in the State of Arizona.

“VA” means the United States Department of Veterans Affairs.

“Wet Sublimit” shall have the meaning set forth on Schedule 4.

Section 2.02 TERMS GENERALLY. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. Unless the context requires otherwise: (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, and (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement. Terms used herein, which are defined in the UCC, unless otherwise defined herein, shall have the meanings determined in accordance with the UCC.

ARTICLE III.

PURCHASE OF MORTGAGE LOANS AND SALE TO

APPROVED TAKEOUT INVESTOR

Section 3.01 REQUEST FOR PURCHASE OF MORTGAGE LOANS. Subject to the terms and conditions of this Agreement, a Seller or Sellers may, in its sole and absolute discretion, offer to sell to Buyer, and Buyer may, in its sole and absolute discretion, agree to purchase from Seller or Sellers, one or more Mortgage Loans on the terms and conditions set forth herein, including without limitation, one or more Bridge Loans. Notwithstanding any other provision of this Agreement, Sellers understand that Buyer’s consideration of any such Purchase Request constitutes an independent decision which Buyer retains the sole and absolute discretion to make and that no commitment to make any purchase is hereby given by Buyer. Sellers acknowledge that Buyer will not consider purchasing a Mortgage Loan on any date if, as of such date: (a) a Default exists, (b) the aggregate outstanding balance of Purchased Loans with original Mortgage Notes not in Buyer’s possession equals or exceeds the Wet Sublimit, (c) any applicable Sublimit hereunder is exceeded, or (d) the aggregate outstanding principal balance of all Purchased Loans which Buyer continues to own on such date equals or exceeds Sellers’ Concentration Limit.

Section 3.02 PROCEDURES FOR PURCHASE OF MORTGAGE LOANS. Sellers may request that Buyer purchase one or more Mortgage Loans by delivering or causing to be delivered to Buyer a Purchase Request and the items listed in Schedule 1 for each such Mortgage Loan no later than the Purchase Request Deadline, and a Custodial Delivery in the form attached as Schedule 5 and the Purchased Loan Documents identified therein. Each Mortgage Loan included in such Purchase Request must be an Eligible Mortgage Loan. Buyer shall notify Sellers whether or not Buyer agrees to purchase any Mortgage Loan included in such Purchase Request on or before Purchase Acceptance Deadline.

Section 3.03 PURCHASE PRICE. If Buyer agrees to purchase a Mortgage Loan described in any Purchase Request, then in consideration of the sale by Sellers to Buyer of such Mortgage Loans and the transfer of the Mortgage Documents relating thereto, Buyer shall, on the Purchase Date, cause the Purchase Price relating to such Mortgage Loan in the form of cash by federal wire transfer (same day) to be paid to the applicable title company. Buyer shall have no obligation to pay the Purchase Price with respect to any Mortgage Loan until the Purchase Price Haircut is or has been paid by Sellers and satisfactory evidence of such payment has been provided to Buyer.

Section 3.04 ASSIGNMENT. Effective upon the payment by Buyer of the Purchase Price with respect to each Mortgage Loan submitted for purchase hereunder, Sellers hereby sell, assign and transfer to Buyer, all of Sellers’ right, title and interest in and to the Mortgage Loan identified in the Purchase Request (including the Mortgage Assets relating thereto). The term “Mortgage Assets” means, with respect to each Mortgage Loan, all right, title and interest of Sellers in the following relating to such Mortgage Loan: (i) all Mortgage Documents; (ii) all Monthly Payments received thereon after such Purchase Date and all other right to receive any payment made under the Mortgage Documents; (iii) all insurance policies and insurance proceeds related to any Purchased Loan or the related Mortgaged Property, including without limitation, related title, hazard, or mortgage or other insurance policies and proceeds thereunder; (iv) all escrow and other amounts held by Sellers in connection therewith; (v) the servicing rights, (vi) the Servicer Files, (vii) the real property and improvements securing the Mortgage Loan, including all rights of Sellers as mortgagee with respect to such real property and improvements, (viii) all supporting obligations, including any insurance or guaranty of the Mortgage Loan by FHA, Fannie Mae or other governmental related entity; (ix) the Takeout Commitment for such Mortgage Loan and the Takeout Proceeds payable thereunder; (x) all Income relating thereto, and (xi) all of the following relating to, or arising from or in connection with, such Mortgage Loan: accounts (including interest in escrow accounts) and other payments, rights of payment, contract rights, money, chattel paper, instruments, general intangibles, commercial tort claims, any other property related to the Mortgage Loan, and all products and proceeds of the Mortgage Loan and of any of the other property described in this definition. If a Purchased Loan is registered on the MERS® System, Sellers shall enter the name of Buyer in the “Interim Funder” category of such system with respect to such Purchased Loan.

Section 3.05 NO ASSUMPTION. The foregoing assignment, transfer and conveyance does not constitute and is not intended to result in any assumption by Buyer of any obligation of

Sellers to the Mortgagors, the Approved Takeout Investors, the insurers or any other Person in connection with any Purchased Loan.

Section 3.06    REPURCHASE DATE, PRICE DIFFERENTIAL.

(a)        The Repurchase Date for each Purchased Loan shall not be later than the last day of the Repurchase Period which is specified in Schedule 3 for such Purchased Loan (the “Maximum Dwell Date”).

(b)        Notwithstanding that Buyer and Sellers intend that the Transactions hereunder be sales to Buyer of the Purchased Loans, Sellers shall pay to Buyer the accrued and unpaid Price Differential (less any amount of such Price Differential previously paid by Sellers to Buyer) on the first (1st) day of each month, commencing with the first month following the date of this Agreement, and continuing on the first (1st) day of each succeeding month thereafter until this Agreement has been terminated and the entire unpaid Repurchase Prices have been paid to Buyer, in full.

Section 3.07 NON-UTILIZATION FEE. On a quarterly basis and on the Termination Date, Buyer shall determine the average aggregate Purchase Prices outstanding during the preceding calendar quarter (or with respect to the Termination Date, during the period from the date through which the last calculation has been made to the Termination Date) (the “Actual Utilization Amount”) by dividing (a) the sum of the aggregate Purchase Prices outstanding on each day during such period, by (b) the number of days in such period. If the Actual Utilization Amount for any such period is less than the Minimum Utilization Amount, Sellers shall pay to Buyer on such date, a Non-Utilization Fee for such period. If the utilization in any period is greater than or equal to the Minimum Utilization Amount, Buyer shall not be paid a Non-Utilization Fee for that period. All payments shall be made to Buyer in Dollars, in immediately available funds, without deduction, setoff or counterclaim.

Section 3.08 SECURITY INTEREST. Although the parties intend that all Transactions hereunder be sales and purchases (other than for accounting and tax purposes) and not loans, in the event any such Transactions are deemed to be loans, Sellers hereby pledge to Buyer as security for the performance by Sellers of their Obligations, together with any other obligations of Sellers to Buyer (other than the Transactions made hereunder) whether now or hereafter arising, and hereby grants, assigns and pledges to Buyer a first-priority security interest in the Purchased Loans, the servicing records and any other property relating to any Purchased Loan or the related Mortgage Assets, the Operating Account, the Settlement Account, and in all instances, including, but not limited to, any products or proceeds of any of the foregoing, whether now owned or hereafter acquired, now existing or hereafter created (collectively, the “Repurchase Assets”).

ARTICLE IV.

REPURCHASES

Section 4.01 REPURCHASE IN GENERAL. Sellers unconditionally and irrevocably agree to repurchase from Buyer each Purchased Loan on or before the Repurchase Date therefore by payment of the Repurchase Price in the form of cash by federal wire transfer (same day) funds to Buyer. If the proposed Repurchase Date is before both the Maximum Dwell Date or the Termination Date, then (i) Sellers shall submit a Sellers’ Repurchase Request not less than one (1) Business Day prior to the date on which Sellers wish to consummate the repurchase and (ii) the date designated in Sellers’ Repurchase Request shall be the “Repurchase Date” with respect to each Purchased Loan identified therein. Each repurchase by Sellers shall be on a whole-loan, servicing-released basis without recourse, representation or warranty of Buyer, at the Repurchase Price.

Section 4.02 IMMEDIATE REPURCHASE. Sellers unconditionally and irrevocably agrees to repurchase from Buyer each Purchased Loan immediately, if:

(a)        Buyer identifies any evidence of fraud or material misrepresentation in the origination, creation or underwriting of a Purchased Loan by Sellers or the sale of the Purchased Loan to Buyer; or

(b)        Buyer is unable to sell the Purchased Loan to the Approved Takeout Investor who has issued the Takeout Commitment for any reason; or

(c)        the Purchased Loan is not an Eligible Mortgage Loan; or

(d)        any of Sellers’ representations or warranties set forth herein applicable to the Purchased Loan are determined by Buyer to be untrue in any material respect as of the Purchase Date for the Purchased Loan, then Buyer may require Sellers to repurchase the affected Purchased Loan by the delivery to Sellers of a Buyer’s Repurchase Request. Sellers unconditionally and irrevocably agree to repurchase each such Purchased Loan identified on a Buyer’s Repurchase Request three (3) Business Days after Sellers’ receipt of Buyer’s Repurchase Request by the payment of the Repurchase Price on such day in the form of cash by federal wire transfer (same day) funds to Buyer. Such repurchase shall be on a whole-loan, servicing-released basis without recourse, representation or warranty of Buyer, at the Repurchase Price.

Section 4.03 RE-ASSIGNMENT. Effective on the date of payment by Sellers to Buyer of the Repurchase Price for a Purchased Loan, Buyer hereby sells, assigns and transfers to Sellers, all of Sellers’ right, title and interest in and to the Purchased Loan identified in the applicable repurchase request (including the Mortgage Assets relating thereto). The assignment by Buyer under this Section 4.03 is without recourse, representation or warranty to Buyer; provided that Buyer represents that the Purchased Loan is free of any Lien created by, through or under Buyer and Buyer has not transferred the Purchased Loan to any other Person.

Section 4.04 NOTE SHIPMENT TO APPROVED TAKEOUT INVESTORS. Provided that no Default or Event of Default exists, if Sellers desire that Buyer send a Mortgage Note to facilitate the sale of the Purchased Loans to the applicable Approved Takeout Investor under the applicable Takeout Commitment, rather than to Sellers directly in connection with its repurchase of the related Purchased Loans, then Sellers shall prepare and send to Buyer shipping instructions to instruct Buyer when and how to send such Mortgage Note to such Approved Takeout Investor. If shipping instructions are received by Buyer before 2:00 p.m. (Phoenix, Arizona Time) of any Business Day, Buyer will ship such Mortgage Note under a Bailee letter in form and substance reasonably satisfactory to Buyer (the “Bailee Letter”) to the applicable Approved Takeout Investor on the same Business Day, otherwise Buyer will ship the documents the next Business Day following receipt of shipping instructions. Under the Bailee Letter delivered thereunder, Takeout Proceeds for each Purchased Loan are required to be sent to Buyer. Buyer shall deduct the Repurchase Price for each Purchased Loan from the Takeout Proceeds. If the Takeout Proceeds of any such sale of such Purchased Loans are insufficient to cover the aggregate Repurchase Prices for such Purchased Loans, Sellers will pay to Buyer the amount of any such deficiency on the Settlement Date in the form of cash by federal wire transfer (same day) funds to Buyer. If the Takeout Proceeds of any such sale of such Purchased Loans are greater than the sum of the aggregate Repurchase Prices for such Purchased Loans (the positive difference herein referred to as the “Remaining Proceeds”), Buyer shall pay to Sellers, as additional consideration for Sellers’ sale of such Purchased Loans to Buyer and to compensate Sellers for the servicing obligations under this Article VIII, the Remaining Proceeds within one (1) Business Day of the Settlement Date.

ARTICLE V.

CONDITIONS PRECEDENT

Section 5.01 INITIAL PURCHASE. Buyer’s obligation to enter into the initial Transaction hereunder, is subject to the satisfaction, immediately prior to or concurrently with the making of such Transaction, of the condition precedent that Buyer shall have received from Sellers any fees and expenses then due and payable hereunder, and all of the following documents, each of which shall be satisfactory to Buyer in form and substance:

(a)        Documents. The Repurchase Documents (including, but not limited to, this Agreement, the Custodial Agreement, the MERS Agreement, the Power of Attorney and the Compliance Certificate) shall be duly executed, issued and/or delivered by the parties thereto and delivered to Buyer.

(b)        Authorization. Buyer shall have received such documents and certificates as Buyer or its counsel may reasonably request relating to the organization, existence and good standing of each Seller Party, the authorization of the transactions contemplated by the Repurchase Documents and any other legal matters relating to Seller Parties, the Repurchase Documents or the transactions contemplated thereby, all in form and substance satisfactory to Buyer and its counsel.

(c)        Fees and Expenses. Buyer shall have received all fees and other amounts due and payable on or prior to the date hereof, including, to the extent invoiced, reimbursement or payment of all out of pocket expenses (including fees, charges and disbursements of counsel) required to be reimbursed or paid by Sellers under the Repurchase Documents.

(d)        UCC Matters. Buyer shall have received: (i) the results of a search of the Uniform Commercial Code (or equivalent) filings made with respect to Sellers in the jurisdiction in which Sellers are organized and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to Buyer that any Liens reflected thereon encumbering any of the Purchased Loans or other property sold to Buyer hereunder have been released; and (ii) all documents and instruments, including Uniform Commercial Code financing statements, required by law or reasonably requested by Buyer to be filed, registered or recorded to create or perfect the Liens intended to be created under this Agreement and to otherwise protect or perfect Buyer’s interests in the Purchased Loans.

(e)        Insurance. Sellers shall have delivered to Buyer evidence that Sellers have added Buyer as an additional loss payee under Sellers’ Fidelity Insurance and copies thereof.

(f)        Other Documents. Sellers shall have delivered to Buyer such other documents as Buyer may reasonably request.

Section 5.02 CONDITIONS TO ALL PURCHASES. All purchases of Mortgage Loans by Buyer are subject to the satisfaction of the following conditions:

(a)        No Default. No Default or Event of Default shall have occurred and be continuing under the Repurchase Documents;

(b)        Representations and Warranties True. Both immediately prior to the Transaction and also after giving effect thereto the representations and warranties made by Sellers in Sections 6.01 and 6.02 hereof, shall be true, correct and complete on and as of such Purchase Date in all respects with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific earlier date, as of such specific earlier date).

(c)        Files Marked; Files and Records Owned by Buyer. Sellers shall, at their own expense, on or prior to each Purchase Date, indicate in their files that the Mortgage Loans sold to Buyer on such Purchase Date have been sold, assigned and transferred to Buyer pursuant to this Agreement. Further, Sellers hereby agree that the computer files and other physical records of the Mortgage Loans maintained by Sellers will bear an indication reflecting that the Mortgage Loans have been sold, assigned and transferred to Buyer pursuant to this Agreement.

(d)        Purchase Decision. Buyer shall have determined in its sole discretion to purchase the Mortgage Loan hereunder.

(e)        Other Documents. Sellers shall have delivered to Buyer such other documents as Buyer may reasonably request.

Each Purchase Request shall be deemed to constitute a representation and warranty by Sellers on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE VI.

REPRESENTATIONS AND WARRANTIES OF SELLERS

Section 6.01 GENERAL REPRESENTATIONS AND WARRANTIES OF SELLERS. Sellers hereby represent and warrant that, as of the date hereof and as of each Purchase Date

(except for the representations and warranties contained in Sections 6.01(c) through (h), which shall be true and correct at all times):

(a)        Organization and Authority. Sellers are duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted, and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required. Sellers are not operating under any type of agreement or order (including, without limitation, a supervisory agreement, memorandum of understanding, cease and desist order, capital or supervisory directive, or consent decree) with or by the Consumer Financial Protection Bureau or any other applicable regulatory authority, and Sellers are in compliance with any and all capital, leverage and other financial requirements imposed by any applicable regulatory authority. Sellers have obtained all licenses and effected all registrations required under all applicable local, state and federal laws, regulations and orders by virtue of any of the activities conducted, or property owned, by it.

(b)        Authority. Sellers have all requisite power and authority to execute and deliver the Repurchase Documents, to perform in accordance with each of the terms thereof, and to enter into and consummate all transactions contemplated by the Repurchase Documents. Sellers have duly executed and delivered the Repurchase Documents.

(c)        No Conflicts. Neither the execution and delivery of any of the Repurchase Documents, the acquisition and/or making of each Mortgage Loan by Sellers, the sale of each Mortgage Loan to Buyer, the consummation of the other transactions contemplated by the Repurchase Documents nor any other fulfillment of or compliance with the terms and conditions of any Repurchase Document will conflict with or result in a breach or violation of: (i) any of the terms, conditions or provisions of any of the Sellers’ organizational documents, (ii) any law, rule, regulation, order, judgment or decree to which Sellers or any of its property is subject; or (iii) any agreement or instrument to which Sellers are now a party or by which it is bound (including, without limitation, any Takeout Commitment or Sale Agreement).

(d)        No Consent Required. No consent, approval, authorization, order or review by or on behalf of any Person, court, authority or agency, governmental or otherwise, is required for the execution and performance by Sellers, or compliance by Sellers with, any Repurchase Document.

(e)        No Litigation Pending. There is no action, suit, proceeding, inquiry, review, audit or investigation pending or threatened against Sellers or Seller Parties: (i) that could reasonably be expected to have any Material Adverse Effect; (ii) which would draw into question the validity of any Mortgage Loan or enforceability of any Mortgage Documents; or (iii) which would be likely to materially impair the ability of Sellers to perform their Obligations under any Repurchase Document.

(f)        Compliance with Laws and Agreements. Sellers are in material compliance with all laws, regulations and orders of any governmental authority applicable to it or its property and all indentures, agreements and other instruments (including, without limitation, each Sale Agreement and each Takeout Commitment) binding upon it or its property.

(g)        Disclosure. No reports, financial statements, certificates or other information furnished by or on behalf of any Seller Party to Buyer in connection with this Agreement or any other Repurchase Document or delivered hereunder or thereunder contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each copy of a federal income tax return delivered to Buyer pursuant to this Agreement, whether or not it bears the manual signature(s) of the applicable tax filer(s) or tax preparer(s), is a true, correct, complete and exact copy of the federal income tax return that was duly and properly filed by or on behalf of the applicable Seller Party for the applicable tax year.

(h)        Name; Locations; Organizational Identification Numbers. Sellers’ exact legal name is set forth in the preamble of this Agreement and Sellers do not do business under any other names. Sellers are the type of entity specified in the preamble of this Agreement and is organized under the laws of its State of Organization. Within the last four completed calendar months prior to the date hereof, Sellers have not had any other chief executive office or jurisdiction of organization. Sellers are each a registered organization and the organizational identification number issued by the applicable State of Organization and federal employee tax identification number provided to Buyer with respect to each of the Sellers are accurate and correct.

Section 6.02 REPRESENTATIONS AND WARRANTIES OF SELLERS REGARDING EACH MORTGAGE LOAN. Sellers hereby represent and warrant as to each Mortgage Loan sold hereunder, that:

(a)        Title and Encumbrances. Sellers have good title to, and are the sole owners of, the Mortgage Loan. The sale and assignment of the Mortgage Loan contemplated by this Agreement validly transfers the Mortgage Loan to Buyer free and clear of any Lien or any other encumbrance.

(b)        Underwriting, Origination and Servicing. Except as expressly otherwise permitted in Schedule 3, the Mortgagor has a credit score of at least [***], issued by an institution acceptable to Buyer and the Mortgage Loan otherwise complies with the Investor Requirements. The Mortgage Loan has been underwritten, originated and serviced in compliance with: (i) all of the Investor Requirements (including, without limitation, those of Fannie Mae, GNMA or Freddie Mac), (ii) Sellers’ underwriting standards and procedures; and (iii) all other applicable law, rules, regulations and guidelines. The underwriting, origination and servicing of the Mortgage Loan has been in all respects legal, proper, prudent and customary, and has conformed to customary standards of the residential mortgage origination and servicing business. Without limiting the generality of the foregoing, all federal and state laws, rules and regulations applicable to the Mortgage Loan have been complied with (including, without limitation, the following: the Real Estate Settlement Procedures Act; the Flood Disaster Protection Act; the Federal Consumer Credit Protection Act, the Truth–in–Lending and Equal Credit Opportunity Acts, statutes, rules or regulations governing fraud, lack of consideration, unconscionability, consumer credit transactions and interest charges) and all consumer disclosures have been properly and timely given to Mortgagor and any guarantor.

(c)        Proper Licensing and Qualification. All parties which have had any interest in the Mortgage Documents, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were): (i) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (ii) organized under the laws of such state, or qualified to do business in such state, or a federal savings and loan association or national bank having its principal offices in such state, or not doing business in such state so as to require qualification as a foreign entity in order to use the courts of such state to enforce the Mortgage Documents.

(d)        TPO Mortgage Loans. If the Mortgage Loan was completely or partially originated and/or packaged by any Person other than Sellers (each such third-party originated mortgage loan, a “TPO Mortgage Loan”): (i) each Mortgage Note evidencing the TPO Mortgage Loan is endorsed in blank or endorsed to Sellers; (ii) Sellers have implemented, and the TPO Mortgage Loan was subject to, prudent third-party origination risk management procedures which identify potential deficiencies in TPO Mortgage Loans including, but not limited to, misrepresentations of borrower income and assets and inaccuracies in appraisal reports; (iii) each entity that participated in the origination of the TPO Mortgage Loan (each a “TPO”) was duly organized, validly existing and in good standing under the laws of such TPO’s state of organization and had all licenses, registrations and certifications in all applicable jurisdictions and such licenses, registrations and certifications were in full force and effect at such times; (iv) each TPO complied with all applicable agreements, contracts, laws and regulations with respect to, and the violation of which might adversely affect, the TPO Mortgage Loan or result in any cost or liability to Buyer; and (v) the TPO and the TPO Mortgage Loan comply with all applicable Approved Takeout Investor and Takeout Commitment requirements for third party originated mortgage loans.

(e)        No Defenses to Sale. The sale of the Mortgage Loan is not subject to any right of rescission, set-off, counterclaim or defense, including the defense of usury, nor will the operation of any of the terms of this Agreement, or the exercise of any right hereunder, render the sale unenforceable, in whole or in part, or subject to any right of rescission, set off, counterclaim or defense, and no such right of rescission, set off, counterclaim or defense has been asserted with respect thereto.

(f)        Terms of Mortgage Documents. Each Mortgage Document contains customary and enforceable provisions which render the rights and remedies of the holder adequate to the benefits of the security against the Mortgaged Property, including: (i) in the case of a Mortgage Document designed as a deed of trust, by trustee’s sale, (ii) by summary foreclosure, if available under applicable law, and (iii) otherwise by foreclosure, and there are no homestead or other exemptions of dower, courtesy or other rights or interests available to the Mortgagor or the Mortgagor’s spouse, survivors or estate, or any other Person that would, or could, interfere with such right to sell at a trustee’s sale or right to foreclose, except for those arising by operation of law. To the extent necessary to protect the interests of the holder of the Mortgage Note and the Mortgage Documents, both spouses are signatories on, and jointly and severally liable under, the Mortgage Note and the Mortgage Documents.

(g)        Enforceability. The Mortgage Loan is a binding and valid obligation of the Mortgagor thereon, in full force and effect and enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other similar terms affecting creditor’s rights in general and by general principles of equity. The Mortgage Loan is genuine in all respects as appearing on its face and as represented in the books and records of Sellers, and all information set forth in the Mortgage Documents is true and correct.

(h)        No Default under or Defenses to the Mortgage Loan. The Mortgage Loan is free of any default of any party thereto (including Sellers), counterclaims, offsets and defenses, including the defense of usury, and not subject to any right of rescission, cancellation or avoidance, and all right thereof, whether by operation of law or otherwise. The Mortgagor is not in bankruptcy, no lawsuit or other proceeding has been filed against the Mortgagor with respect to the Mortgage Loan and the Mortgage Loan is not subject to any foreclosure or similar proceeding.

(i)        Entire Agreement. Where required, the Mortgage Documents have been prepared by a licensed attorney and have not been modified or amended in any respect not expressed in writing therein and the Mortgage Loan is free of any concessions or understandings with the Mortgagor thereon of any kind not expressed in writing in the Mortgage Documents. Without limiting the generality of the forgoing, Sellers have not made arrangements with the Mortgagor for any payment forbearance or future refinancing with respect to the Mortgage Loan except to the extent provided in the related Mortgage Documents.

(j)        Takeout Commitment. Except for Bridge Loans, an Approved Takeout Investor has committed to purchase the Mortgage Loan pursuant to a Takeout Commitment for an amount which will not be less than the Repurchase Price which is in full force and effect and is valid binding and enforceable except as enforceability may be limited by bankruptcy, insolvency, reorganization or other similar terms affecting creditor’s rights in general and by general principles of equity. The Mortgage Loan may be sold to the Approved Takeout Investor under the Takeout Commitment after its purchase by Buyer hereunder.

(k)        Status of Payments. All advance payments and other deposits on the Mortgage Loan have been paid in cash, and no part of said sums has been loaned, directly or indirectly, by Sellers to the Mortgagor, and there have been no prepayments.

(l)        Maturity and Interest Rate. Except for Bridge Loans, the Mortgage Loan matures no later than thirty (30) years after the Purchase Date, the principal amount of the Mortgage Loan will amortize over the term of the Mortgage Loan and is repayable in equal monthly installments of principal and interest.

(m)        Appraisal. The appraisal made with respect to the Mortgaged Property was made by an appraiser who is licensed or certified as appropriate under applicable state law and meets the minimum qualifications for appraisers required by Buyer and the Investor Requirements.

(n)        Collateral. The Mortgage Loan is secured by a first lien (or a second priority lien in the case of a Piggy-Back Second Mortgage) (or a first or second priority lien in the case of a Bridge Loan) on Mortgaged Property consisting of a Single Family Dwelling which is not used for commercial purposes and which is not under construction or other renovation. There are no delinquent taxes, insurance premiums, water, sewer and municipal charges, governmental assessments or any other outstanding charges affecting the Mortgaged Property. The Mortgaged Property is free of any material damage and in good repair, is free from toxic materials (other than consumer cleaning products, pesticides, fertilizers, paint, or other similar products typically used by consumers and homeowners as permitted by applicable law) or other environmental hazards, no notice of condemnation has been given with respect to the Mortgaged Property and the Mortgaged Property is in compliance with local, state or federal laws or regulations designed to protect the health and safety of the occupants of the Mortgaged Property. All improvements included for the purpose of determining the appraised value of the Mortgaged Property lie wholly within the boundaries, the building restriction lines and the setback lines of the Mortgaged Property, and no improvements or structures of any kind on adjoining properties encroach upon the Mortgaged Property. If the Mortgage is a deed of trust, a trustee duly qualified under applicable law to serve as such is properly named, designated and serving. Except in connection with a trustee’s sale after default by the Mortgagor, no fees or expenses are or will become payable by Sellers or Buyer to the trustee under any such deed of trust.

(o)        Closing; Future Purchases. The Mortgage Loan has been closed less than seven (7) calendar days prior to the Purchase Date of such Mortgage Loan in accordance with this Agreement and, except in the case of a Construction Loan, there is no requirement for future advances thereunder.

(p)        Title Policy. Except for Bridge Loans, a commitment or policy for title insurance, in the form and amount required by the Sale Agreement, Takeout Commitment and the other Investor Requirements is in effect as of the closing of the Mortgage Loan, is valid and binding, and remains in full force and effect. No claims have been made under such title insurance policy and no holder of the related mortgage, including Sellers, has done or omitted to do anything which would impair the coverage of such title insurance policy. As to each Mortgage Loan secured by a Mortgaged Property located in Iowa, and if an American Land Title Association (ALTA) policy of title insurance has not been provided, an attorney’s certificate, in the form and amount required by this Agreement, duly delivered and effective as of the closing of each such Mortgage Loan, is valid and binding, and remains in full force and effect.

(q)        Mortgage Insurance. Except for Bridge Loans, if required by the Sale Agreement, the Takeout Commitment, or any other Investor Requirements, primary mortgage insurance has been obtained, the premium has been paid, and the mortgage insurance coverage is in full force and effect meeting the requirements of the Investor Requirements.

(r)        Casualty and Flood Insurance. The Mortgaged Property covered by the Mortgage Loan is insured against loss or damage by fire and all other hazards normally included within standard extended coverage in accordance with the provisions of the Mortgage Loan with Sellers named as a loss payee thereon. The improvements upon the Mortgaged Property are insured against flood if required under the National Flood Insurance Act of 1968, as amended. The Mortgage Documents require the Mortgagor to maintain such casualty and if applicable, flood insurance at the Mortgagor’s cost and expense, and on the Mortgagor’s failure to do so, authorizes the holder of the Mortgage Documents to obtain and maintain such insurance at the Mortgagor’s cost and expense and to seek reimbursement therefore from the Mortgagor.

(s)        Third Party Guaranty or Insurance. Except for Bridge Loans, if the Mortgage Loan is insured or guaranteed by FHA, Fannie Mae, GNMA, or some other governmental related entity, such insurance or guaranty is in full force and effect and no action has been taken or failed to be taken which has resulted or will result in an exclusion from, denial of, or defense to, coverage under any such insurance or guarantee.

(t)        MERS. If the Mortgage Loan is registered on the MERS(R) System, Sellers have entered the name of Buyer in the “Interim Funder” category of such system with respect to such Mortgage Loan.

(u)        Third Parties in Possession. No third party Person other than the Custodian, applicable title company or the applicable County Recorder’s Office has possession of any of the Mortgage Documents.

(v)        Bridge Loans. Each Bridge Loan matures no later than one (1) year after the Purchase Date, the principal amount of the Bridge Loan is due in full on or before the end of the term of the Bridge Loan, and interest accrues on the Bridge Loan on a monthly basis.

ARTICLE VII.

COVENANTS OF SELLERS

Sellers further covenant and agree with Buyer as follows:

Section 7.01 FURTHER ASSURANCES. Sellers will, at its expense as from time to time reasonably requested by Buyer, promptly execute and deliver all further instruments, agreements, filings and registrations, and take all further action, in order to confirm and validate this Agreement and Buyer’s rights and remedies hereunder, or to otherwise give Buyer the full benefits of the rights and remedies described in or granted under this Agreement and the other Repurchase Documents. Sellers hereby authorize Buyer to file such UCC financing statements as Buyer may deem necessary naming Sellers as debtors and describing the sale of Purchased Loans hereunder.

Section 7.02 NAME CHANGE. At least ten (10) Business Days prior to making any change in their name, identity, jurisdiction of organization or organizational structure which would make any financing statement or continuation statement filed in accordance with this Agreement seriously misleading, Sellers shall give Buyer written notice thereof. Upon receipt of such notice, Buyer is authorized to file such UCC financing statements or amendments to existing UCC financing statements as Buyer may deem necessary in connection with any such change.

Section 7.03 TRANSFER TAXES. In the event that Buyer receives actual notice of any Transfer Taxes arising out of the transfer, assignment and conveyance of the Mortgage Loans on written demand by Buyer or upon Sellers’ otherwise being given notice thereof by Buyer, Sellers shall pay, indemnify, and hold harmless Buyer for, from and against, on an after-tax basis, any and all such Transfer Taxes (it being understood that Buyer shall have no obligation to pay such Transfer Taxes).

Section 7.04 FINANCIAL STATEMENTS AND REPORTS. Sellers shall furnish to Buyer, in form and detail reasonably satisfactory to Buyer, the financial statements and reports set forth on Schedule 4.

Section 7.05 NOTICES OF MATERIAL EVENTS. Sellers will furnish to Buyer prompt written notice of the following:

(a)        the occurrence of any default or any event of default under any Mortgage Loan;

(b)        the discovery that Sellers’ representations and warranties applicable to any Mortgage Loan are untrue in any respect;

(c)        the filing or commencement of any action, suit or proceeding by or before any arbitrator or governmental authority against or affecting any Seller or any Mortgage Loan; and

(d)        any other development that results in, or could reasonably be expected to result in, a material adverse effect on any Purchased Loan or the ability of any Seller to fulfill its obligations hereunder.

Each notice delivered under this Section shall be accompanied by a statement of a financial officer or other executive officer of Seller setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 7.06 INSURANCE AND GUARANTEES. Sellers will cooperate fully and in a timely manner with Buyer in connection with: (i) the filing of any claims with an insurer or guarantor or any agent of any insurer or guarantor under any insurance policy or guaranty affecting a Mortgagor or any of the Mortgaged Property; (ii) supplying any additional information as may be requested by Buyer or any such agent or insurer in connection with the processing of any such claim; and (iii) the sale of any Mortgage Loan under a Takeout Commitment. Sellers shall take all such actions as may be reasonably requested by Buyer to protect the rights of Buyer in and to any proceeds under any and all of the foregoing insurance policies and Takeout Commitments. Seller shall not take or cause to be taken any action which would impair the rights of Buyer in and to any proceeds under any of the foregoing insurance policies or Takeout Commitments.

Section 7.07 BOOKS AND RECORDS; INSPECTION AND AUDIT RIGHTS. Sellers will keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities, including Sellers’ underwriting of each Mortgagor, Sellers’ servicing of the Purchased Loans and the other transaction contemplated by the Repurchase Documents. Sellers will permit any representatives designated by Buyer (including Buyer’s auditors and governmental examiners), upon reasonable prior notice, to visit, inspect and audit its books and records, and to discuss the transactions contemplated by any Repurchase Documents with its officers and employees, all at such reasonable times and as often as reasonably requested.

Section 7.08  COMPLIANCE WITH LAWS AND AGREEMENTS. Sellers will comply with: (a) all laws, rules, regulations and orders of any governmental authority applicable to it or its property; (b) each Sale Agreement, each Takeout Commitment and all other requirements of all Approved Takeout Investors who have committed to purchase Mortgage Loans purchased by Buyer hereunder; and (c) all other agreements binding upon it or its property.

Section 7.09 LIENS. Sellers will not create, incur, assume or permit to exist any Lien on any Mortgage Loan or any Mortgaged Property except as contemplated by this Agreement.

Section 7.10 EXISTENCE; CONDUCT OF BUSINESS. Sellers will do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business.

Section 7.11 FINANCIAL COVENANTS. Sellers covenant and agree that, until the satisfaction and payment in full of all of the Obligations of Sellers to Buyer, Sellers will comply with each of the financial covenants set forth on Schedule 4.

ARTICLE VIII.

SERVICING OF THE MORTGAGE LOANS

Section 8.01 SERVICING. Upon payment of the Purchase Price for a Purchased Loan, Buyer shall own each Purchased Loan, all rights to service such Purchased Loan, all Servicer Files and Mortgage Documents for such Purchased Loan and all derivative information created by Sellers or other third party used or useful in servicing such Purchased Loan. As a condition of purchasing a Mortgage Loan, Buyer may require Sellers to service such Mortgage Loan as subservicer for Buyer for a term of thirty (30) days, which is renewable as provided in Section 8.05 below. Sellers (or a sub-subservicer approved by Buyer) shall service and administer such Purchased Loan on behalf of Buyer in accordance with prudent Mortgage Loan servicing standards and procedures generally accepted by prudent buyers in the mortgage banking industry and in accordance with the Investor Requirements, provided that Sellers shall at all times comply with the Investor Requirements, applicable law, the terms of the related Mortgage Documents and the requirements of any applicable insurer or guarantor. At the request and in accordance with the directions of Buyer, Sellers shall deliver to Buyer copies of any Servicer Files in its possession within three (3) Business Days of such request by Buyer.

Section 8.02 PAYMENTS ON PURCHASED LOANS. Sellers shall endeavor to collect or cause to be collected, as and when due, any and all amounts owing under each Purchased Loan. Collections received in respect of the Purchased Loans shall be deposited into the Settlement Account and held in trust for the Buyer as the owner of such amounts until the Settlement Date.

Section 8.03 SALE OF PURCHASED LOANS TO APPROVED TAKEOUT INVESTORS. To facilitate the sale of the Purchased Loans to the applicable Approved Takeout Investor under the applicable Takeout Commitment, but subject to the provisions of Section 4.04 hereof, Buyer hereby appoints Sellers as its agent and authorizes Sellers to take only such actions on its behalf as are necessary to sell each Purchased Loan to the applicable Approved Takeout Investor under the related Takeout Commitment. Sellers agree to take such action as is necessary to sell each Purchased Loan under the applicable Takeout Commitment to the applicable Approved Takeout Investor in Seller’s own name. Subject to the provisions of Section 4.04 hereof, Sellers agrees to execute any and all further documents, agreements and instruments, and take all such further actions, which may be required under the Investor Requirements, or which Buyer may reasonably request, to effectuate the sale of each Purchased Loan to the applicable Approved Takeout Investor all at its own expense.

Section 8.04 MODIFICATIONS. Except for Bridge Loans, without the prior written consent of Buyer, Sellers shall not: (a) agree to any compromise, settlement, amendment or other modification of any of the Mortgage Documents for any Purchased Loan; (b) release, in whole or in part, any Mortgagor or other Person liable for payment on any Purchased Loan; or (c) release any Lien, guaranty or other supporting obligation securing any Purchased Loan. With respect to each Bridge Loan, Sellers may modify the Mortgage Documents one (1) time solely for the purpose of extending the maturity date of the Mortgage Loan for a maximum of six (6) months.

Section 8.05 TERMINATION OF INTERIM SERVICING RIGHTS. Sellers’ rights and obligations to service each Purchased Loan as provided in this Agreement, shall terminate on the earlier of the related Settlement Date or the date which is [***] following written notice by Buyer to Sellers. If any Default occurs at any time, Sellers’ rights and obligations to service the Purchased Loan(s), as provided in this Agreement, shall at Buyer’s election, terminate immediately upon notice or action by Buyer. Upon any such termination, Buyer is hereby authorized and empowered to sell and transfer such rights to service the Purchased Loan(s) for such price and on such terms and conditions as Buyer shall reasonably determine, and Sellers shall have no right to attempt to sell or transfer such rights to service. Sellers shall perform all acts and take all actions so that the Purchased Loan(s) and all files and documents relating to such Purchased Loan(s) held by Sellers, together with all escrow amounts relating to such Purchased Loan(s), are delivered to the Successor Servicer or as Buyer shall otherwise direct. To the extent that the approval of any Third Party Underwriter or any other insurer or guarantor is required for any such sale or transfer, Sellers shall fully cooperate with Buyer to obtain such approval. All amounts paid by the purchaser of such rights to service the Purchased Loan(s) shall be the property of Buyer.

Section 8.06 TRANSFER TO SUCCESSOR SERVICER. Each Purchased Loan delivered to Buyer hereunder shall be delivered on a servicing released basis free of any servicing rights in favor of Sellers and free of any title, interest, lien, encumbrance or claim of any kind of Sellers and Sellers hereby waive their right to assert any interest, lien, encumbrance or claim of any kind. Upon transfer of such servicing rights to any Successor Servicer, Sellers shall deliver or cause to be delivered all files and documents relating to each Purchased Loan held by Sellers to Successor Servicer or as Buyer shall otherwise direct. Sellers shall promptly take such actions and furnish to Buyer such documents that Buyer deems necessary or appropriate to enable Buyer to cure any defect in each such Purchased Loan or to enforce such Purchased Loans, as appropriate.

Section 8.07 SERVICING RELEASED. For the avoidance of doubt, Sellers retain no economic rights to the servicing of the Purchased Loans provided that Sellers shall continue to service the Purchased Loans hereunder as part of its Obligations hereunder. As such, Sellers expressly acknowledge that the Purchased Loan are sold to Buyer on a “servicing released” basis.

ARTICLE IX.

EVENTS OF DEFAULT

If any of the following events (each an “Event of Default”) occur, Buyer, shall have the rights set forth in Article 10, as applicable:

Section 9.01 PAYMENT FAILURE. Sellers shall default in the payment (a) of any Price Differential, Purchase Price Haircut or Repurchase Price, or of any other sum which has become due and payable under the terms hereof, for a period of [***] or greater, or (b) on the Termination Date of the aggregate Repurchase Price for all Purchased Loans.

Section 9.02 BREACH OF COVENANTS. Sellers shall fail to observe or perform any term, covenant or agreement contained in this Agreement or any other Repurchase Document), and such failure to observe or perform shall continue un-remedied for a period of [***]; or

Section 9.03 REPRESENTATION AND WARRANTY BREACH. Any representation or warranty made by Sellers in connection with this Agreement or contained herein is inaccurate or incomplete in any material respect on or as of the date made or hereafter becomes untrue.

Section 9.04 JUDGMENTS. A judgment or judgments for the payment of money in excess of [***] in the aggregate shall be rendered against any Seller Party or any of its Affiliates by one or more courts, administrative tribunals or other bodies having jurisdiction and the same shall not be satisfied, discharged (or provision shall not be made for such discharge) or bonded, or a stay of execution thereof shall not be procured, within [***] from the date of entry thereof, and such Seller Party shall not, within said period of [***], or such longer period during which execution of the same shall have been stayed or bonded, appeal therefrom and cause the execution thereof to be stayed during such appeal.

Section 9.05 EVENT OF INSOLVENCY. An Event of Insolvency shall have occurred with respect to a Seller Party or any Affiliate.

Section 9.06 ENFORCEABILITY. For any reason, this Agreement at any time shall not be in full force and effect in all material respects or shall not be enforceable in all material respects in accordance with its terms, or any Lien granted pursuant thereto shall fail to be perfected and of first priority, or any party thereto (other than Buyer) shall contest the validity, enforceability, perfection or priority of any Lien granted pursuant thereto, or any party thereto (other than Buyer) shall seek to disaffirm, terminate, limit or reduce its obligations hereunder.

Section 9.07 LIENS. Sellers shall grant, or suffer to exist, any Lien on any Repurchase Asset (except any Lien in favor of Buyer); or at least one of the following fails to be true (A) the Mortgage Assets shall have been sold to Buyer, or (B) the Liens contemplated hereby are first-priority, perfected Liens on any Mortgage Assets in favor of Buyer or shall be Liens in favor of any Person other than Buyer.

Section 9.08 MATERIAL ADVERSE EFFECT. Buyer shall have determined that a Material Adverse Effect has occurred.

Section 9.09 CHANGE OF CONTROL. A Change of Control of any Seller Party shall have occurred without Buyer’s prior written consent.

Section 9.10 CESSATION OF BUSINESS. Sellers shall terminate their existence or suspend or discontinue their business.

Section 9.11 BUSINESS CONDITION. A change occurs, or is reasonably likely to occur, in the business condition (financial or otherwise), operations, properties or prospects of Sellers, or the ability of Sellers to pay amounts owed to Buyer under the Repurchase Documents which could reasonably be expected to have a Material Adverse Effect.

Section 9.12 OTHER DEBT. Sellers shall default in the due and punctual payment of the principal of or the interest, on any debt (other than the Transactions made hereunder) with Buyer, secured or unsecured, or in the due performance or observance of any covenant or condition of any agreement executed in connection therewith, and such default shall have continued beyond any period of grace or cure provided with respect thereto. Sellers shall default in the due and punctual payment of the principal of or the interest, on any debt to any third party, secured or unsecured, or in the due performance or observance of any material covenant or condition of any agreement executed in connection therewith, and such default shall have continued beyond any period of grace or cure provided with respect thereto.

ARTICLE X.

REMEDIES

Section 10.01 EXERCISE OF REMEDIES. If an Event of Default occurs, Buyer may exercise the following rights and remedies in its sole discretion:

(a)      By written notice (which may be delivered via email, telecopy, overnight mail, regular mail or any other method selected by Buyer in its sole discretion) to Sellers (which option shall be deemed to have been exercised, even if no notice is given, immediately upon the occurrence of an Event of Insolvency of Seller), the Repurchase Date for each Transaction hereunder, if it has not already occurred, shall be deemed immediately to occur. Any written notice given by Buyer hereunder shall be deemed to have been received by Sellers immediately upon such notice having been sent by Buyer to Sellers’ address, fax number or email address, as the case may be, specified on the signature page hereof.

(b)      If Buyer exercises or is deemed to have exercised the option referred to in subsection (a) of this Section,

(i)        Sellers’ obligations in such Transactions to repurchase all Purchased Loans, at the Repurchase Price therefore on the Repurchase Date determined in accordance with subsection (a) of this Section, shall thereupon become immediately due and payable, and all Income paid after such exercise or deemed exercise shall be retained by Buyer and applied to the aggregate unpaid Repurchase Price and any other amounts owed by Sellers hereunder;

(ii)        to the extent permitted by applicable law, the Repurchase Price with respect to each such Transaction shall be increased by the aggregate amount accrued by daily application of, on a 360 day per year basis for the actual number of days during the period from and including the date of the exercise or deemed exercise of such option to but excluding the date of payment of the Repurchase Price as so increased, (x) the Post-Default Rate to (y) the Repurchase Price for such Transaction as of the Repurchase Date as determined pursuant to subsection (a) of this Section (decreased as of any day by (i) any amounts actually in the possession of Buyer pursuant to Section 10.02, and (ii) any proceeds from the sale of Purchased Loans applied to the Repurchase Price pursuant to Section 10.03; and

(c)      By written notice (which may be delivered via email, telecopy, overnight mail, regular mail or any other method selected by Buyer in its sole discretion) to Sellers, the Repurchase Price for each Transaction hereunder shall be deemed to be due and payable on each Repurchase Date therefor. Any written notice given by Buyer hereunder shall be deemed to have been received by Sellers immediately upon such notice having been sent by Buyer to Sellers’ address, fax number or email address, as the case may be, specified on the signature page hereof.

Section 10.02 POSSESSION OF FILES. Upon the occurrence of one or more Events of Default, Buyer shall have the right to obtain physical possession of all files of Sellers relating to the Purchased Loans and the Repurchase Assets and all documents relating to the Purchased Loans which are then or may thereafter come in to the possession of Sellers or any third party acting for Sellers and Sellers shall deliver to Buyer such assignments as Buyer shall request. Buyer shall be entitled to specific performance of all agreements of Sellers contained in the Repurchase Documents.

Section 10.03 SALE OF PURCHASED LOANS. At any time on the second Business Day following notice to Sellers (which notice may be the notice given under Section 10.01(a) of this Section), in the event Sellers have not repurchased all Purchased Loans, Buyer may immediately sell, without demand or further notice of any kind, at a public or private sale and at such price or prices as Buyer may deem satisfactory any or all Purchased Loans and the Repurchase Assets, on a servicing released basis, and apply the proceeds thereof to the aggregate unpaid Repurchase Prices and any other amounts owing by Sellers hereunder. Buyer may be a purchaser of any Purchased Loan at any public or private sale and Buyer shall be entitled, for the purpose of bidding or making settlement or payment of the purchase price for all or portion of the Purchased Loan sold at any such sale to credit amounts owed to Buyer to such sale amount. The proceeds of any disposition of Purchased Loans and the Repurchase Assets shall be applied first to the costs and expenses incurred by Buyer in connection with Sellers’ default; second to the Repurchase Price; and third to any other outstanding Obligations of Sellers.

Section 10.04 LIABILITY OF SELLERS. Sellers shall be liable to Buyer for (i) the amount of all legal or other expenses (including, without limitation, all costs and expenses of Buyer in connection with the enforcement of this Agreement or any other agreement evidencing a Transaction, whether in action, suit or litigation or bankruptcy, insolvency or other similar proceeding affecting creditors’ rights generally, further including, without limitation, the fees and expenses of counsel (including the costs of internal counsel of Buyer) incurred in connection with or as a result of a Default), (ii) damages in an amount equal to the cost (including all fees, expenses and commissions) of entering into replacement transactions and entering into or terminating hedge transactions in connection with or as a result of a Default, and (iii) any other loss, damage, cost or expense directly arising or resulting from the occurrence of a Default in respect of a Transaction.

Section 10.05 CUMULATIVE RIGHTS. Buyer shall have, in addition to its rights hereunder, any rights otherwise available to it under any other agreement or applicable law.

Section 10.06 REMEDIES NON-EXCLUSIVE. Buyer may exercise one or more of the remedies available to Buyer immediately upon the occurrence of an Event of Default and, except to the extent provided in Sections 10.01(a) and 10.03, at any time thereafter without notice to Sellers. All rights and remedies arising under this Agreement as amended from time to time hereunder are cumulative and not exclusive of any other rights or remedies which Buyer may have.

Section 10.07 ENFORCEMENT. Buyer may enforce its rights and remedies hereunder without prior judicial process or hearing, and Sellers hereby expressly waive any defenses Sellers might otherwise have to require Buyer to enforce its rights by judicial process. Sellers also waive any defense (other than a defense of payment or performance) Sellers might otherwise have arising from the use of non-judicial process, enforcement and sale of all or any portion of the Repurchase Assets, or from any other election of remedies. Sellers recognize that non-judicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm’s length.

Section 10.08 LIABILITY FOR ADDITIONAL AMOUNTS. To the extent permitted by applicable law, Sellers shall be liable to Buyer for interest on any amounts owing by Sellers hereunder, from the date Sellers become liable for such amounts hereunder until such amounts are (i) paid in full by Sellers or (ii) satisfied in full by the exercise of Buyer’s rights hereunder. Interest on any sum payable by Sellers to Buyer under this Section 10.08 shall be at a rate equal to the Post-Default Rate.

ARTICLE XI.

MISCELLANEOUS PROVISIONS

Section 11.01 OBLIGATIONS OF SELLERS. The obligations of Sellers under this Agreement shall not be affected by reason of any invalidity illegality or irregularity of any Purchased Loan.

Section 11.02 AMENDMENT. This Agreement may be amended, restated or supplemented from time to time only by a written agreement duly executed and delivered by Sellers and Buyer.

Section 11.03 WAIVERS. No failure or delay on the part of Buyer in exercising any power, right or remedy under any Repurchase Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy preclude any other or further exercise thereof or the exercise of any other power, right or remedy. Any waiver of the terms and provisions hereof must be in writing and consented to in writing by Buyer.

Section 11.04 NOTICES. All notices, requests, consents and other communications hereunder shall be in writing and shall be delivered personally or mailed by first-class registered or certified mail, postage prepaid, or by telephonic facsimile transmission or electronic mail, to any party at its address shown on the signature pages of this Agreement or at such other address as may be designated by it by notice to the other party. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

Section 11.05 SURVIVAL. The respective agreements (including without limitation, the agreements of Sellers contained in Sections 11.09 and 11.10), representations, warranties and other statements by Sellers set forth in or made pursuant to this Agreement shall remain in full force and effect and will survive each Purchase Date.

Section 11.06 HEADINGS. The various headings in this Agreement are included for convenience only and shall not affect the meaning or interpretation of any provision of this Agreement.

Section 11.07 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona without regard to its principles of conflict of laws.

Section 11.08 COUNTERPARTS. This Agreement may be executed in two or more counterparts and by different parties on separate counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or PDF copy by e-mail shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 11.09 EXPENSES. Sellers shall pay all reasonable out of pocket expenses incurred by Buyer, including the fees, charges and disbursements of counsel for Buyer, in connection with: (i) the transaction contemplated by the Repurchase Documents, (ii) the preparation and administration of the Repurchase Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (iii) the enforcement or protection of its rights in connection with any Repurchase Documents, including its rights under this Section.

Section 11.10 INDEMNITY. SELLERS SHALL INDEMNIFY AND HOLD HARMLESS BUYER, BUYER’S AFFILIATES AND THE RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, AGENTS AND ADVISORS OF BUYER AND ITS AFFILIATES (EACH SUCH PERSON BEING CALLED AN “INDEMNITEE”) FOR, FROM AND AGAINST, ANY AND ALL LOSSES, CLAIMS, DAMAGES, LIABILITIES AND RELATED EXPENSES, INCLUDING THE FEES, CHARGES AND DISBURSEMENTS OF ANY COUNSEL FOR ANY INDEMNITEE, INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF (I) THE EXECUTION OR DELIVERY OF ANY REPURCHASE DOCUMENT, THE PERFORMANCE BY THE PARTIES TO THE REPURCHASE DOCUMENTS OF THEIR RESPECTIVE OBLIGATIONS THEREUNDER OR THE CONSUMMATION OF THE SALE OF PURCHASED LOANS TO BUYER OR THE APPLICABLE TAKEOUT INVESTOR OR ANY OTHER TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, (II) ANY BREACH OF ANY OF SELLERS’ REPRESENTATIONS, WARRANTIES OR COVENANTS CONTAINED IN THIS AGREEMENT, (III) ANY ACTUAL OR ALLEGED PRESENCE OR RELEASE OF HAZARDOUS MATERIALS ON OR FROM ANY MORTGAGED PROPERTY, OR ANY ENVIRONMENTAL LIABILITY RELATED IN ANY WAY TO ANY

MORTGAGED PROPERTY, (IV) ANY BREACH OF ANY REPRESENTATIONS OR WARRANTIES PROVIDED TO AN APPROVED TAKEOUT INVESTOR IN CONNECTION WITH THE SALE OF A PURCHASED LOAN UNDER A TAKEOUT COMMITMENT, AND (V) ANY ACTUAL OR PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO; PROVIDED THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NON-APPEALABLE JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE.

Section 11.11 WAIVER OF DAMAGES. Sellers shall not assert, and waive, any claim against any Indemnitees, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, any Repurchase Document or the transactions contemplated thereby.

Section 11.12 SUCCESSORS AND ASSIGNS. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that Sellers may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of Buyer (and any attempted assignment or transfer by Sellers without such consent shall be null and void). Buyer may assign or otherwise transfer all or any portion of its rights, titles and interests in and to any Purchased Loan or any Repurchase Document. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

Section 11.13 TERM. This Agreement shall continue until the Maturity Date unless and until earlier terminated as to future transactions by sixty (60) days advance notice signed by Sellers or Buyer and delivered to the other in compliance with Section 11.04 hereof, in which event termination will not affect the obligations hereunder; provided, however, that this Agreement will automatically and immediately terminate, without the necessity of a notice from Buyer, upon the occurrence of an Event of Insolvency. Termination will not affect the obligations hereunder as to any Purchased Loans purchased prior to the effective date of such termination.

Section 11.14 ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER REPURCHASE DOCUMENTS EMBODY THE FINAL, ENTIRE AGREEMENT AMONG THE PARTIES RELATING TO THE SUBJECT MATTER HEREOF AND SUPERSEDE ANY AND ALL PREVIOUS COMMITMENTS, AGREEMENTS, REPRESENTATIONS AND UNDERSTANDINGS, WHETHER ORAL OR WRITTEN, RELATING TO THE SUBJECT MATTER HEREOF AND MAY NOT BE CONTRADICTED OR VARIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OF THE PARTIES HERETO. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES HERETO.

Section 11.15 SEVERABILITY. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 11.16 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER REPURCHASE DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 11.17 INTENT.

(a)      The parties recognize that each Transaction is a “repurchase agreement” as that term is defined in Section 101 of Title 11 of the United States Code, as amended and a “securities contract” as that term is defined in Section 741 of Title 11 of the United States Code, as amended and that all payments hereunder are deemed “margin payments” or “settlement payments” as defined in Title 11 of the United States Code.

(b)      It is understood that either party’s right to liquidate Purchased Loans delivered to it in connection with Transactions hereunder or to exercise any other remedies pursuant to Article X hereof is a contractual right to liquidate such Transaction as described in Sections 555 and 559 of Title 11 of the United States Code, as amended.

(c)      The parties agree and acknowledge that if a party hereto is an “insured depository institution,” as such term is defined in the Federal Deposit Insurance Act, as amended (“FDIA”), then each Transaction hereunder is a “qualified financial contract,” a “repurchase agreement” and a “securities contract” as such terms are defined in FDIA and any rules, orders or policy statements thereunder.

(d)      It is understood that this Agreement constitutes a “netting contract” as defined in and subject to Title IV of the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) and each payment entitlement and payment obligation under any Transaction hereunder shall constitute a “covered contractual payment entitlement” or “covered contractual payment obligation”, respectively, as defined in and subject to FDICIA (except insofar as one or both of the parties is not a “financial institution” as that term is defined in FDICIA).

Section 11.18 NO FIDUCIARY RELATIONSHIP. The relationship between Sellers and Buyer is solely that of buyer and sellers, and Buyer has no fiduciary or other special relationship with Sellers, and no term or condition of any of the Repurchase Documents shall be construed so as to deem the relationship between Sellers and Buyer to be other than that of buyer and seller.

Section 11.19 EQUITABLE RELIEF. Sellers recognize that in the event they fail to pay, perform, observe, or discharge any or all of the obligations under the Repurchase Documents, any remedy at law may prove to be inadequate relief to Buyer. Sellers therefore agrees that Buyer, if it so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

Section 11.20 CONSTRUCTION. Sellers and Buyer acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review the Repurchase Documents with its legal counsel and that the Repurchase Documents shall be construed as if jointly drafted by the parties.

Section 11.21 SET-OFF. In addition to any rights and remedies of Buyer provided by this Agreement and by law, Buyer shall have the right, without prior notice to Sellers, any such notice being expressly waived by Sellers to the extent permitted by applicable law, upon any amount becoming due and payable by Sellers hereunder to set-off and appropriate and apply against such amount, to the extent permitted by law, any and all property and deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by Buyer or any Affiliate thereof to or for the credit or the account of Sellers. The exercise of any such right of set-off shall be without prejudice to Buyer’s right to recover any deficiency.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereby have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date and year first written above.

Addresses for Notice:	SELLERS

5898 Copley Drive, 5th Floor	Guild Mortgage Company, a California
San Diego, California 92111	corporation

Attn: Amber Elwell	By: /s/ Amber Elwell
Fax: [Redacted pursuant to Item 601(a)(6) of Reg. S-K]	Name: Amber Elwell
Email: [Redacted pursuant to Item 601(a)(6) of Reg. S-K]	Title: Chief Financial Officer

Guild Mortgage Company, LLC, a
Delaware limited liability company

By: /s/ Amber Elwell
Name: Amber Elwell
Title: Chief Financial Officer

BUYER

Western Alliance Bank	Western Alliance Bank, an Arizona
2701 East Camelback Road, Suite 110	corporation
Phoenix, AZ 85016

Attn: Joshua Ormiston	By: /s/ Joshua Ormiston
Fax: [Redacted pursuant to Item 601(a)(6) of Reg. S-K]	Name: Joshua Ormiston
Email: [Redacted pursuant to Item 601(a)(6) of Reg. S-K]	Title: Vice President

With a copy to:

Attn: Elizabeth Mix
Fax: [Redacted pursuant to Item 601(a)(6) of Reg. S-K]
Email: [Redacted pursuant to Item 601(a)(6) of Reg. S-K]

Signature Page to Master Repurchase Agreement